Exhibit (h)(2)

REDWOOD REAL ESTATE INCOME FUND

FORM OF DISTRIBUTION AND SERVICE PLAN

CLASS S SHARES

This Distribution and Service Plan (the “Plan”) has been adopted in conformity with Rule 12b-1 1(the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Redwood Real Estate Income Fund, a Delaware statutory trust (the “Fund”), with respect to its class of shares of beneficial interest designated as Class S Shares (the “Class”, and all such units, the “Shares”) subject to the terms and conditions set forth herein.

WHEREAS, the Fund engages in business as a closed-end management investment company and is registered as such under the 1940 Act; and

WHEREAS, the Fund may enter into one or more agreements with the principal underwriter of the Fund (the “Distributor”) and/or one or more other underwriters, distributors, dealers, brokers, banks, trust companies, selling agents, and other financial intermediaries (each, an “Intermediary”) for the sale of Shares and/or the servicing or maintenance of accounts for the beneficial owners of the Shares (each, an “Agreement”); and

WHEREAS, the Board of Trustees of the Fund, and the Trustees who are not interested persons of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement (the “Qualified Trustees”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan and such Agreements will benefit the Fund, the Class, and the shareholders thereof, have accordingly approved this Plan and the Agreements by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreements;

NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with the Rule, on the following terms and conditions:

1.       DISTRIBUTION AND SERVICING ACTIVITIES. Subject to the supervision of the Board of Trustees, the Fund may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares and in investor servicing activities, including, but not limited to, the following: (a) making payments to the Distributor and/or one or more Intermediaries, which payments may be used to compensate such persons for such activities, without regard to the actual expenses incurred thereby; (b) providing reimbursement of direct out-of-pocket expenditures by the Distributor and/or Intermediaries in connection with the distribution of Shares; and (c) making payments to compensate the Distributor and/or Intermediaries for servicing and/or maintaining accounts for the beneficial owners of the Shares (such as: personal services including, among others, responding to investor inquiries and providing information regarding investments in the Fund; processing purchase, exchange, and redemption requests by beneficial owners; placing orders with the Fund or its service providers; providing sub-accounting with respect to Shares beneficially owned by investors; and processing dividend payments for the Fund on behalf of investors).

1 The Rule does not apply to closed-end management investment companies such as the Fund. However, the Fund has obtained relief from the Securities and Exchange Commission to permit the Fund to offer multiple classes of Shares of beneficial interest. As a condition of reliance on the exemptive relief, the Fund is required to comply with the Rule as if the Rule applied to closed-end funds.

2.       DISTRIBUTION AND/OR SERVICE FEE. The Fund is authorized to make periodic payments to the Distributor and/or Intermediaries at the annual rate provided for in the Agreements, such rate not to exceed an annual rate of 0.30% on an annualized basis of the aggregate net assets of the Fund attributable to Class S Shares (the “Distribution and/or Service Fee”). If amounts are received by the Distributor, the Distributor may in turn remit to and allocate among one or more Intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of, distribution or investor services, such amounts as the Distributor shall determine. Any amounts received by the Distributor and not so allocated may be retained by the Distributor as compensation to the Distributor for providing services under the Agreement and/or as reimbursement for expenses incurred in connection with the distribution and/or the servicing or maintenance of shareholder accounts as contemplated by Section 1 hereof.

3.        TERM AND TERMINATION.

(a)       Initial Term. This Plan shall become effective upon the effective date written below, subject to approval of the Plan by votes of a majority of both (i) the Board of Trustees of the Fund and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval, and shall continue in effect thereafter (subject to Section 3(c) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved in accordance with the provisions of Section 3(b) hereof. Notwithstanding the foregoing, this Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding holders of the Class S Shares of the Fund; except to the extent it is adopted with respect to Class S Shares before any public offering of such Class of Shares or the sale of such Class of Shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters.

(b)       Continuation. This Plan shall continue in effect subsequent to the initial term specified in Section 3(a) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Fund and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any investor approval requirements existing under applicable law.

(c)       Termination. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding Class S Shares. For purposes of this Plan, the term “vote of a majority of the outstanding Shares” of a Class shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares of such Class present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares of such Class are present and represented by proxy; or (B) more than 50 percent of the outstanding voting Shares of such Class.

4.       AMENDMENTS. This Plan may not be amended to increase materially the amount of the Distribution and/or Service Fee provided for in Section 2 hereof unless such amendment is approved by a vote of a majority of the outstanding Class S Shares. No material amendment to the Plan shall be made unless approved by votes of a majority of both (i) the Board of Trustees of the Fund and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

5.       INDEPENDENT TRUSTEES. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons of the Fund.

6.       QUARTERLY REPORTS. The Distributor shall provide to the Trustees of the Fund, and the Trustees shall review, at least quarterly, a written report of the amounts expended for the distribution of the Shares pursuant to this Plan and the purposes for which such expenditures were made.

7.       RECORDKEEPING. The Fund shall preserve copies of this Plan, the Agreements, and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan and the Agreements (including any related agreements) or such reports, as the case may be, the first two years in an easily accessible place.

Effective as of: [      ]

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